EXHIBIT 99.1

DISH NETWORK AGREES TO ACQUIRE BLOCKBUSTER ASSETS

ENGLEWOOD, Colo., April 6, 2011 – DISH Network Corporation (NASDAQ: DISH) announced that it was selected as the winning bidder in the bankruptcy court auction for substantially all of the assets of Blockbuster, Inc.  DISH Network’s winning bid was valued at approximately $320 million.  After certain adjustments are made at closing of the transaction, including adjustments for available cash and inventory, DISH Network expects to pay approximately $228 million in cash to acquire Blockbuster at the closing which is expected to occur in the second quarter of 2011.

“With its more than 1,700 store locations, a highly recognizable brand and multiple methods of delivery, Blockbuster will complement our existing video offerings while presenting cross-marketing and service extension opportunities for DISH Network,” said Tom Cullen, executive vice president of Sales, Marketing and Programming for DISH Network. “While Blockbuster’s business faces significant challenges, we look forward to working with its employees to re-establish Blockbuster’s brand as a leader in video entertainment.”

Completion of the transaction is contingent upon satisfaction of certain conditions, including bankruptcy court approval.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in DISH Network Corporation's Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K. The forward-looking statements speak only as of the date made, and DISH Network Corporation expressly disclaims any obligation to update these forward-looking statements.

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About DISH Network
DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides more than 14.1 million satellite TV customers, as of Dec. 31, 2010, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy industry-leading customer satisfaction, the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.